WACKENHUT CORRECTIONS CORPORATION

Filing Type:
3
Description:
Initial Statement of Beneficial Ownership
Filing Date:
June 11, 2002
Period End:
May 31, 2002

Primary Exchange:
New York Stock Exchange
Ticker:
WHC

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Lundsberg-Nielsen, Soren
   c/o The Wackenhut Corporation
   4200 Wackenhut Drive  #100
   Palm Beach Gardens, FL  33410-4243
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   5/2/02
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Wackenhut Corrections Corporation
   WHC
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

Table I -- Non-Derivative Securities Beneficially Owned
1. Title of Security                       |2. Amount of          |3.Ownership
|4. Nature of Indirect                          |
                                           |   Securities         |   Form:
 |   Beneficial Ownership                        |
                                           |   Beneficially       |  Direct(D)
or |                                               |
                                           |   Owned              |
Indirect(I)  |                                               |
___________________________________________________________________________



Table II -- Derivative Securitites Beneficially Owned
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |     |4.
Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |    |sion
or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |
|exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---|price
of  |Deriv-       |                           |
                        |  Day/Year)        |                       |
Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or
|vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number
of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares
 | |Indirect(I)  |                           |
___________________________________________________________________________

Explanation of Responses:


SIGNATURE OF REPORTING PERSON
/s/ Soren Lundsberg-Nielsen BY K. Mendell
DATE
June 11, 2002